EXHIBIT 4.1


                           AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT, dated as of February 25, 1998 (this "AMENDMENT"), to the Rights Agreement dated as of December 31, 1997 (the "RIGHTS AGREEMENT), between OPHTHALMIC IMAGING SYSTEMS, a California corporation (the "COMPANY"), and AMERICAN SECURITIES TRANSFER, INC. (the "RIGHTS AGENT").

         WHEREAS, the Company has entered into a Stock Purchase Agreement with Premier Laser Systems, Inc, a California corporation ("PREMIER"), of even date herewith (the "STOCK PURCHASE AGREEMENT") pursuant to which Premier will acquire in excess of 50% of the Company's Common Shares (as defined in the Rights Agreement) and commence a tender offer to acquire the remaining Common Shares not already owned by Premier;

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement which specified the terms of the Rights (as defined therein);

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement to permit the purchase of Common Shares pursuant to the Stock Purchase Agreement without causing a Distribution Date under the terms of the Rights Agreement; and

         WHEREAS, the Board of Directors of the Company has voted in favor of this Amendment at a meeting of the Board of Directors duly called and held.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

         1. AMENDMENT TO RIGHTS AGREEMENT. The Rights Agreement shall be amended as follows:

                  (a) Section 1(a) of the Rights Agreement is hereby deleted in its entirety and replaced by the following:

                           "(a) "ACQUIRING PERSON" shall mean any Person (as
                  such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then-outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to such plan. Notwithstanding the foregoing, Premier Laser Systems, Inc., a corporation which as of the date hereof has filed a Statement on Schedule 13D (a "SCHEDULE 13D") under the Exchange Act (as such term is hereinafter defined), or any Affiliate or Associate thereof


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                  (together, "PREMIER LASER") shall not be deemed an "ACQUIRING
                  PERSON"); PROVIDED, HOWEVER, that if after the Close of Business (as such term is hereinafter defined) on February 25, 1998 (the "EFFECTIVE DATE"), Premier Laser shall become the Beneficial Owner of an additional 1% or more of the Common Shares of the Company then-outstanding from that number of Common Shares Beneficially Owned by Premier Laser as of the Close of Business on the Effective Date, then Premier Laser shall be deemed an "ACQUIRING PERSON"; PROVIDED, FURTHER, that in the event Premier Laser (i) reduces its ownership of Common Shares of the Company and thereafter shall become the Beneficial Owner of any additional Common Shares of the Company, then Premier Laser shall be deemed an "ACQUIRING PERSON", or (ii) reduces its ownership of Common Shares of the Company below 20% or more of the Common Shares of the Company then-outstanding, then Premier Laser will be treated like any other holder of the Common Shares of the Company for purposes of determining whether it is an "ACQUIRING PERSON". Notwithstanding the foregoing, no Person shall become an "ACQUIRING PERSON" as a result of an acquisition of Common Shares of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 20% or more of the Common Shares of the Company then-outstanding (or, in the case of Premier Laser, by an additional 1% or more of the Common Shares of the Company then-outstanding than Premier Laser Beneficially owned as of the Close of Business on the Effective Date, or in the event Premier Laser reduces its ownership of the Common Shares of the Company after the Effective Date, by any additional Common Shares of the Company); PROVIDED, HOWEVER, that if a Person should become the Beneficial Owner of 20% or more of the Common Shares of the Company then-outstanding (or, in the case of Premier Laser, an additional 1% or more of the Common Shares of the Company then-outstanding than Premier Laser Beneficially Owned as of the Close of Business on the Effective Date) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "ACQUIRING PERSON" for any purpose of this Agreement."

         2. REFERENCE TO AND EFFECT ON RIGHTS AGREEMENT. On and after the date of this Amendment, each reference in the Rights Agreement to the term "Agreement", or to "hereof", "hereunder", or "herein" should be deemed to refer to the Rights Agreement as amended hereby.

         3. EFFECTIVE DATE. This Amendment and the amendments to the Rights Agreement effected hereby shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

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         4. COUNTERPARTS. The Amendment may be executed in one or more counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, effective as of the day and year first above written.

                                            OPHTHALMIC IMAGING SYSTEMS

Attest:

By: /s/ STEVEN C. LAGORIO                   By: /s/ STEVEN R. VERDOONER
    ----------------------                      -----------------------
    Steven C. Lagorio                           Steven R. Verdooner
    Director of Finance                         Chief Executive Officer


                                            AMERICAN SECURITIES TRANSFER, INC.

Attest:

By: /s/ LAURA SISNEROS                      By: /s/ KELLIE GWINN
    ----------------------                      -----------------------
      Title: Vice President                       Title: Senior Vice President


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